Exhibit 99.1

CONTACT:	Robert Atkinson, Too, Inc.
Phone 614-775-3739

Too, Inc. Reports 50% Increase in First Quarter Earnings per Share

NEW ALBANY, Ohio; May 18, 2005 – Too, Inc. (NYSE: TOO) today announced its operating results for the first quarter ended April 30, 2005, which included:

•	Net sales for the quarter up 7% to $164.4 million;

•	Comparable store sales for the quarter increasing 1% percent;

•	Record first quarter earnings per diluted share of $0.21 versus $0.14 last year.

First Quarter Results

Too, Inc. had first quarter 2005 net income of $7.4 million, or $0.21 per diluted share, on net sales of $164.4 million, compared to first quarter 2004 restated net income of $5.1 million, or $0.14 per diluted share, on net sales of $154.1 million. The restatement for the 2004 period was the result of the company’s previously disclosed change in accounting practices for store leases.

The company said the earnings increase for the 2005 period was primarily a result of higher sales and a higher merchandise margin.

Limited Too’s comparable store sales for the 2005 first quarter increased 1% against a 2% increase for the like period last year.

“While our television advertising campaign did not provide the sales increase we had hoped for, it was a successful quarter overall,” said Too Inc. Chairman, President and Chief Executive Officer Mike Rayden. “We’ve identified some important fashion trends that we will be reacting to for the back-to-school selling season that starts in July,” added Mr. Rayden.

The company said it has repurchased more than $30.7 million worth of its common stock under the $125 million authorization approved by the Board of Directors in November 2004.

Store Growth

Justice opened 11 stores during the 2005 quarter, including its first locations in Arizona, Massachusetts and South Carolina. The company reiterated its plan to open 50 to 60 Justice stores in 2005, primarily in retail power strip centers.

Limited Too remodeled 5 existing stores during the quarter, opened 2 new stores, completed 1 separation from adjacent The Limited stores and closed 2 underperforming stores. All of the new stores and remodels were done in Limited Too’s newer, “It’s a Girl’s World” store design format, introduced in November 2004.

Capital Budget

Too said its 2005 capital budget is in the range of $50 to $54 million, with spending targeted primarily for new stores, remodeling or expansion of existing stores, and upgrades to information technology systems. Capital spending in 2004 totaled $23.8 million.

Second Quarter Outlook

Too said it expects its second quarter 2005 earnings per diluted share to be flat with last year’s restated $0.05 per diluted share. The company added that customer reaction to the first twelve days of Limited Too’s May sale has been below expectations, and it has pared its projected comparable store sales increase for second quarter to a range of 1% to 2%.

Webcast

Too, Inc. will host a conference call with security analysts beginning at 9:00 a.m. ET today, Wednesday, May 18, 2005, to review the operating results for the first quarter ended April 30, 2005. The call is being webcast by CCBN and can be accessed at the Event Calendar page of Too, Inc.’s corporate website www.tooinc.com.

About Too, Inc.

Too, Inc. is a leading specialty retailer for young girls. At Limited Too, the company sells sportswear, related accessories, footwear, lifestyle and personal care products for active, fashion-aware ‘tween (ages 7 to 14) girls. Limited Too currently operates 568 stores in 46 states and Puerto Rico, and has a select number of international franchised stores. Limited Too publishes a catalog coinciding with key ‘tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.

Justice is the company’s newest specialty retail concept for young girls, offering sportswear, key accessories and lifestyle items to value-conscious customers, predominantly in off the mall store locations. Justice currently operates 47 stores in 18 states.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains various “forward-looking statements” specifically related to the company’s 2005 sales and earnings outlook, capital spending and store growth within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “expect,” “hope,” “risk,” “could,” “pro forma” “potential” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information.

These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2005 and beyond to differ materially from those expressed in the forward-looking statements. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; changes in existing or potential trade restrictions, duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the company. We assume no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

*****

Too, Inc.

Consolidated Statements of Operations

For the Thirteen Weeks Ended April 30, 2005 and May 1, 2004

(unaudited, in thousands, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	April 30, 2005	% of Sales	May 1, 2004	% of Sales
			(Restated)
Net sales	$164,410	100.0%	$154,145	100.0%
Cost of goods sold, including buying and occupancy costs	102,807	62.5%	103,403	67.1%

Gross income	61,603	37.5%	50,742	32.9%
General, administrative and store operating expenses	50,386	30.6%	42,923	27.8%

Operating income	11,217	6.8%	7,819	5.1%
Interest income, net	459	0.3%	213	0.1%

Earnings before income taxes	11,676	7.1%	8,032	5.2%
Provision for income taxes	4,266	2.6%	2,981	1.9%

Net income	$7,410	4.5%	$5,051	3.3%

Net income per share:
Basic	$0.21		$0.15
Diluted	$0.21		$0.14

Weighted average common shares:
Basic	34,758		34,403

Diluted	35,452		34,914

Too, Inc.

Consolidated Balance Sheets

As of April 30, 2005 and January 29, 2005

(unaudited, in thousands, except share amounts)

	April 30, 2005	January 29, 2005
ASSETS
Current Assets:
Cash and equivalents	$30,613	$26,212
Investments	128,894	158,630
Restricted assets	957	954
Receivables	10,603	10,844
Inventories	55,772	62,441
Store supplies	14,495	13,464
Prepaids and other assets	10,217	10,082

Total current assets	251,551	282,627

Property and equipment, net	184,514	180,449
Long-term investments	6,795	6,776
Deferred income taxes	8,624	9,046
Other assets	14,701	14,798

Total assets	$466,185	$493,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$22,700	$29,431
Accrued expenses	47,757	47,582
Income taxes payable	10,559	24,559

Total current liabilities	81,016	101,572

Deferred landlord credits and other	69,643	69,600

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred stock, 50 million shares authorized	—	—
Common stock, $.01 par value, 100 million shares authorized, 35.6 million and 34.9 million shares issued, 34.3 million and 34.7 million shares outstanding at April 30, 2005 and January 29, 2005, respectively	356	349
Treasury stock, at cost, 1,280,209 and 165,709 shares, respectively	(31,672)	(4,391)
Paid in capital	140,584	127,718
Retained earnings	206,258	198,848

Total shareholders’ equity	315,526	322,524

Total liabilities and shareholders’ equity	$466,185	$493,696

Too, Inc.

Consolidated Statements of Cash Flows

For the Thirteen Weeks Ended April 30, 2005 and May 1, 2004

(unaudited, in thousands)

	Thirteen Weeks Ended
	April 30, 2005	May 1, 2004
		(Restated)
Cash flows from operating activities:

Net income	$7,410	$5,051

Impact of other operating activities on cash flows:

Depreciation and amortization	7,149	6,407

Changes in assets and liabilities:
Inventories	6,669	1,936
Accounts payable and accrued expenses	(7,147)	(8,470)
Income taxes	(8,553)	(1,130)
Other assets	(790)	1,284
Deferred credits from landlords and other liabilities	43	806

Net cash provided by operating activities	4,781	5,884

Investing activities:

Capital expenditures	(11,444)	(7,949)
Funding of nonqualified benefit plans	(38)	—
Purchase of investments	(82,838)	(130,515)
Sale of investments	112,555	130,160
Restricted assets	(3)	5,582

Net cash provided by (used for) investing activities	18,232	(2,722)

Financing activities:

Purchases of treasury stock	(27,281)	—
Change in cash overdraft	1,459	(258)
Stock options and other equity changes	7,210	709

Net cash (used for) provided by financing activities	(18,612)	451

Net increase in cash and equivalents	4,401	3,613

Cash and equivalents, beginning of period	26,212	4,991

Cash and equivalents, end of period	$30,613	$8,604

Too, Inc.

Selected Data

For the Thirteen Weeks Ended April 30, 2005 and May 1, 2004

(unaudited, in thousands)

	Thirty-Nine Weeks Ended
	April 30, 2005	May 1, 2004
		(Restated)
Capital Expenditures
First Quarter	$11,444	$7,949

Depreciation & Amortization
First Quarter	$7,149	$6,407

Interest Income, Net
First Quarter	$459	$213

Too, Inc.

Store Operating Data

For the Thirteen Weeks Ended April 30, 2005 and May 1, 2004

	April 30, 2005	May 1, 2004

Too Inc. Store Count
Beginning of quarter	603	558
Opened	13	24
Closed	(2)	(2)

Quarter-to-date	614	580

Other Operating Data
Justice stores	46	26
Total square feet at period end (in thousands)	2,546	2,398